EXHIBIT 99.01


   General Employment News Release

   General Employment Enterprises, Inc.,  Oakbrook Terrace Tower,
   Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400      AMEX: JOB

     FOR IMMEDIATE RELEASE                             November 21, 2005

     COMPANY:   General Employment Enterprises, Inc.

     CONTACTS:  Doris A. Bernar
                Communications Manager & Assistant Corporate Secretary
                Phone (630) 954-0495    (630) 954-0592 fax
                invest@genp.com    e-mail



          General Employment Reports Fourth Quarter Results


     OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported income from continuing operations and net income of $272,000, or $.05 per share, for the quarter ended September 30, 2005, compared with income from continuing operations of $64,000, or $.01 per share, for the same quarter last year.

     For the quarter ended September 30, 2004, the Company had a net loss of $478,000, or $.09 per share, reflecting a loss from discontinued operations.

     The Company's consolidated net revenues for the 2005 quarter were $5,395,000, up 13% from $4,765,000 for the same quarter last year. Contract service revenues of $3,013,000 were up
     5%, while placement service revenues of $2,382,000 increased 26%.

     Commenting on the Company's performance, Herbert F. Imhoff,
     Jr., board chairman and CEO said, "The demand for the Company's placement services has strengthened since the fourth quarter of last year. The increase in placement service revenues for the quarter was achieved through a combination of a 17% increase in the number of placements and a 5% increase in the average placement fee. Contract service revenues benefited from an 18% increase in the average billing rate, but also reflected a 10% decrease in billable hours."

     Mr. Imhoff added, "Continued improvement for the Company will depend on continued improvement in the demand for the Company's professional staffing services."


                         Fiscal Year Results

     For the fiscal year ended September 30, 2005, the Company had income from continuing operations and net income of $671,000, or $.13 per share, compared with a loss from continuing operations of $778,000, or $.15 per share, last year.

     For the year ended September 30, 2004, the Company had a net loss of $1,397,000, or $.27 per share, reflecting a loss from discontinued operations.

     There were no provisions or credits for income taxes reflected in the results for either year because of the presence of losses carried forward from prior years.

     Consolidated net revenues for the 2005 fiscal year were $20,348,000, up 13%, compared with $17,981,000 last year.

     Mr. Imhoff concluded his comments saying, "We made substantial progress this year. We returned the Company to profitability, following a difficult four-year period for the U.S. jobs market. The improvement this year was achieved through a 13% increase in consolidated net revenues, while general and administrative expenses were reduced by $322,000."


                        Business Information

     This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, and the ability to attract and retain qualified corporate and branch management.

     General Employment provides professional staffing services through a network of 18 branch offices located in 10 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American Stock Exchange under the trading symbol JOB.




                       GENERAL EMPLOYMENT ENTERPRISES, INC.
                       CONSOLIDATED STATEMENT OF OPERATIONS
                          (In Thousands, Except Per Share)

                                        Three Months              Year
                                     Ended September 30    Ended September 30
                                       2005      2004        2005      2004

  Net revenues:
    Contract services               $ 3,013   $ 2,880     $11,754   $11,750
    Placement services                2,382     1,885       8,594     6,231
    Net revenues                      5,395     4,765      20,348    17,981

  Operating expenses:
    Cost of contract services         2,142     2,080       8,335     8,520
    Selling                           1,436     1,084       5,250     3,765
    General and administrative        1,582     1,540       6,186     6,508
    Total operating expenses          5,160     4,704      19,771    18,793

  Income (loss) from operations         235        61         577      (812)
  Investment income                      37         3          94        34

  Income (loss) from
     continuing operations              272        64         671      (778)
  Loss from discontinued operations(1)   --      (542)         --      (619)

  Net income (loss)(2)              $   272   $  (478)     $  671   $(1,397)

  Average number of shares:
    Basic                             5,147     5,136       5,142     5,131
    Diluted                           5,337     5,363       5,355     5,131

  Per share - basic and diluted:
    Income (loss) from
       continuing operations        $   .05   $   .01      $  .13   $  (.15)
    Loss from discontinued
       operations                        --      (.10)         --      (.12)

    Net income (loss)               $   .05   $  (.09)     $  .13   $  (.27)

  __________________________________________________
  (1) In September 2004, the Company completed a transaction to sell the assets and business operations of its Pittsburgh, Pennsylvania staffing business, which is reflected as discontinued operations.

  (2) There were no provisions for income taxes for the periods ended September 30, 2005, because of the utilization of losses carried forward from prior years. There were no credits for income taxes as a result of the pretax losses for the periods ended September 30, 2004, because the losses were carried forward and there was not sufficient assurance that a future tax benefit would be realized.




                     GENERAL EMPLOYMENT ENTERPRISES, INC.
               SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                                 (In Thousands)


                                                  September 30   September 30
                                                      2005           2004

  Assets:
    Cash and cash equivalents                       $ 5,236        $ 4,437
    Accounts receivable, net, and
          other current assets                        2,496          2,319

       Total current assets                           7,732          6,756
    Property and equipment, net                         632            538

       Total assets                                 $ 8,364        $ 7,294


  Liabilities and shareholders' equity:
    Current liabilities                             $ 2,514        $ 2,126
    Shareholders' equity                              5,850          5,168

       Total liabilities and shareholders' equity   $ 8,364        $ 7,294